Exhibit 99.1

Media Contacts:

Nick Rangel, Kodak, +1 585-615-0549, nicholas.rangel@kodak.com

Or Southeastern Asset Management, +1 901-761-2474, longleaf@SEasset.com

Investor Contact:

Bill Love, Kodak, +1 585-724-4053, shareholderservices@kodak.com

Eastman Kodak Closes the Sale of $100 Million of Convertible Notes

ROCHESTER, N.Y.–May 24, 2019 –Eastman Kodak Company (NYSE: KODK) today announced that it has closed the previously announced issue and sale of $100 million aggregate principal amount of its 5.00% Secured Convertible Notes due 2021 (the “Convertible Notes”) to funds managed by Southeastern Asset Management, an employee-owned, global investment management firm.

Kodak shareholders who are not affiliated with the purchasers of the Convertible Notes holding a majority of the outstanding shares of Kodak common stock not held by the purchasers of the Convertible Notes have entered into support agreements agreeing to execute written consents approving the conversion feature of the Convertible Notes and the issuance of shares of Kodak common stock upon conversion of the Convertible Notes.

Concurrent with the closing of the Convertible Notes issuance, Kodak repaid in full the approximately $83 million outstanding under its senior secured first lien term loan facility.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Eastman Kodak Closes the Sale of $100 Million of Convertible Notes Page 2

About Southeastern Asset Management

Southeastern Asset Management is an employee-owned, global investment firm founded in 1975. Southeastern employs a value investment approach, focusing on long-term investments in strong businesses, which are managed by good people and trade at deeply discounted prices relative to intrinsic value. The firm seeks to build collaborative, constructive relationships with company boards and management to support long-term value creation. Southeastern is headquartered in Memphis, with global offices in London, Singapore, and Sydney. Additional information can be found at www.southeasternasset.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer and sale of the Convertible Notes are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the Convertible Notes may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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